Exhibit 10.1

October 18, 2012

Kofi Brown
1281 Lawrence Station Road
Apt. 129
Sunnyvale, CA 94089

Dear Mr. Brown:

It is my pleasure to extend the following offer of employment to you on behalf of Respect Your Universe, Inc. (“RYU”).

Title: Chief Marketing Officer (“CMO”)

Reporting Relationship: The position will report to:  Chief Executive Officer

Job Description and Goals or Objectives: CMO shall be responsible for our day-to-day marketing operation. CMO coordinates the production of public relations, media, creative, promotions and advertising, and ensures our message is distributed across channels and to targeted audiences in order to meet sales objectives.

CMO must be both analytical and creative, and knowledgeable in a variety of disciplines, such as production, information technology, legal and finance. CMO is responsible for strategic planning and development, branding, market research, customer service and sales management across global markets.

CMO shall plan, direct and coordinate marketing budgets in accordance to organizational goals. CMO shall be responsible for reviewing and approving advertising campaigns, marketing reports, vendor contracts and expenditures.

The ultimate responsibility for CMO is to generate revenue by increasing sales through successful marketing for the entire organization.

Base Salary: $175,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of RYU.

Bonus: TBD

Non-Compete and Confidential Information Agreement: Our standard proprietary inventions and confidential information agreement must be signed prior to start.

Benefits: The standard company health and dental insurance coverage are generally supplied per company policy. Eligibility for other benefits, will generally take place per company policy. Employee contribution to payment for benefit plans is determined annually.

INCORPORATED 818 NORTH RUSSELL STREET SUITE A PORTLAND OREGON 97227 5940 SOUTH RAINBOW BOULEVARD LAS VEGAS NEVADA 89118 WWW.RESPECTYOURUNIVERSE.COM

Stock Options:  TBD

Vacation and Personal Emergency Time Off: Vacation is accrued per company policy. Personal emergency days are generally accrued per company policy.

Expenses: Company shall reimburse employee $19,000 for current moving expenses. Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form.

Start Date: October 18, 2012

Your employment with RYU shall be at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

You acknowledge that this offer letter, represents the entire agreement between you and RYU and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon RYU.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

Signatures:

RESPECT YOUR UNIVERSE, INC.

/s/ David Campisi
David Campisi
Chief Executive Officer

October 18, 2012
Date

/s/ Kofi Brown
Kofi Brown

October 18, 2012
Date

INCORPORATED 818 NORTH RUSSELL STREET SUITE A PORTLAND OREGON 97227 5940 SOUTH RAINBOW BOULEVARD LAS VEGAS NEVADA 89118 WWW.RESPECTYOURUNIVERSE.COM